May 19, 2009

Encision Reports Fourth Quarter and Fiscal Year 2009 Results

Boulder, Colorado, May 19, 2009 -- Encision Inc. (OTCBB: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its fourth quarter and fiscal year ended March 31, 2009.

Net sales for the fourth quarter of fiscal year 2009, ended March 31, 2009, totaled $3.1 million, representing a 3% decrease over net sales of $3.2 million for the prior fiscal year’s fourth quarter. The Company recorded net income of $16 thousand or $.00 per share for the fourth quarter of fiscal year 2009 compared to net income of $49 thousand or $.01 per share for the fourth quarter of fiscal year 2008. Gross profit margin for the fourth quarter of fiscal year 2009 was 64% as compared to 63.5% for the fourth quarter of fiscal year 2008.

Net sales for the fiscal year ended March 31, 2009 totaled $12.8 million, representing a 6% increase over net sales of $12.1 million for the prior fiscal year. The Company recorded net income of $160 thousand or $.02 per share for the fiscal year 2009 compared to a net loss of $179 thousand or $.03 per share for the fiscal year 2008. Gross profit margin for the fiscal year 2009 was 62.3% as compared to 63% for the fiscal year 2008.

“Overall, our fiscal year 2009 was satisfactory given the challenges that the medical device industry has faced during the most recent quarters. This fiscal year was our first profitable fiscal year since fiscal year 2004,” said Jack Serino, President and CEO of Encision Inc. “We look forward to the coming fiscal year, especially after entering a sales representation agreement with Caldera Medical and signing a non-exclusive manufacturing, supply and licensing agreement with Intuitive Surgical.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:                      Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

 Encision Inc.
Condensed Balance Sheets
 (Amounts in thousands)
(Audited)

	March 31, 2009	March 31,2008
ASSETS
Cash and cash equivalents	$85	$71
Accounts receivable, net	1,264	1,453
Inventories, net	2,505	2,271
Prepaid expenses	36	99
Total current assets	3,890	3,894
Equipment, net	840	798
Patents, net	216	199
Other assets	24	53
Total assets	$4,970	$4,944
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$745	$537
Accrued compensation	406	392
Other accrued liabilities	367	481
Line of credit	191	--
Total current liabilities	1,709	1,410
Long-term debt	--	606
Common stock and additional paid-in capital	19,560	19,387
Accumulated (deficit)	(16,299)	(16,459)
Total shareholders’ equity	3,261	2,928
Total liabilities and shareholders’ equity	$4,970	$4,944

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited) Three Months Ended		(Audited) Fiscal Years Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Net sales	$3,078	$3,183	$12,789	$12,066
Cost of sales	1,108	1,163	4,823	4,464
Gross profit	1,970	2,020	7,966	7,602
Operating expenses:
Sales and marketing	1,279	1,328	5,166	5,084
General and administrative	374	352	1,454	1,405
Research and development	283	279	1,139	1,268
Total operating expenses	1,936	1,959	7,759	7,757
Operating income (loss)	34	61	207	(155)
Interest and other income (expense), net	(18)	(12)	(47)	(24)
Income (loss) before provision for income taxes	16	49	160	(179)
Provision for income taxes	––	––	––	––
Net income (loss)	$16	$49	$160	$(179)
Net income (loss) per share—basic and diluted	$0.00	$0.01	$0.02	$(0.03)
Basic and diluted weighted average number of shares	6,455	6,447	6,453	6,441